UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK


- - --------------------------------------- )
BELL ATLANTIC MOBILE CORPORATION,       )
BELL ATLANTIC MOBILE SYSTEMS, INC.,     )
NYNEX CORPORATION, and                  )
NYNEX MOBILE COMMUNICATIONS CO.,        )
                                        )
          Plaintiffs,                   )
                                        )
     v.                                 )    Civil Action No. ___
                                        )
AT&T CORP. and                          )
McCAW CELLULAR COMMUNICATIONS, INC.,    )
                                        )
          Defendants                    )
                                        )
- - --------------------------------------- )


                 COMPLAINT FOR INJUNCTIVE AND OTHER RELIEF


                             NATURE OF ACTION

     1. This is an action pursuant to Section 7 of the Clayton Act for preliminary and permanent injunctive relief against a merger that will create the only fully integrated telephone company in the United States, with a unique and dominant position at each level of the cellular industry. The challenged merger would combine defendant AT&T, the largest supplier of long distance phone service and cellular network equipment in the U.S., with defendant McCaw Cellular Communications, the nation's largest provider of local cellular phone service and an important competitor of AT&T in supplying long distance service to those markets.

     2. This combination will allow AT&T to inflict severe damage on its cellular competitors and to raise the price of cellular service, harming competition and the public. The proposed merger will have a particularly severe anticompetitive effect on plaintiffs NYNEX and Bell Atlantic, and their principal cellular subsidiaries, plaintiffs NYNEX Mobile and Bell Atlantic Mobile. NYNEX Mobile and Bell Atlantic Mobile are important competitors of McCaw in supplying cellular phone service, including in the New York Metropolitan area, the nation's largest cellular market. NYNEX Mobile and Bell Atlantic Mobile are depending on AT&T to supply critical cellular network equipment for their local cellular services. If the proposed merger proceeds, AT&T will have both the ability and a strong incentive to use its dominant market power in the supply of cellular network equipment to cripple NYNEX Mobile and Bell Atlantic Mobile as competitors of McCaw.

     3. The merger will also substantially lessen competition in the national and regional markets for long distance cellular telephone service. McCaw is an important competitor of AT&T:
AT&T and McCaw are the two largest providers of long distance cellular service to cellular phone customers in many regional markets, including the New York metropolitan area, and McCaw is the second largest provider of long distance cellular service to cellular phone customers nationally. McCaw's elimination as a competitor of AT&T in these already highly concentrated markets will further harm consumers and plaintiffs.

     4. Because of the clear anticompetitive effects of the merger, the Department of Justice has challenged the merger as a violation of Section 7 of the Clayton Act. The government's complaint specifically alleges that the proposed merger will increase "AT&T's incentives and abilities to disadvantage its locked-in equipment customers that currently compete against McCaw," that the merger is "likely to reduce competition," and that it will result in "higher prices and lower quality service for consumers." This separate case by plaintiffs NYNEX, NYNEX Mobile, Bell Atlantic and bell Atlantic Mobile is necessary because, notwithstanding this substantial harm to competition, the government decided not to seek to enjoin the merger. Instead, the government agreed with AT&T not to pursue its case in exchange for only limited conditions on the future conduct of AT&T and McCaw that cannot prevent the serious and far-ranging anticompetitive effects that will result from this transaction. Only a preliminary and permanent injunction against the proposed merger will prevent immediate, substantial and irremediable injury to competition, plaintiffs and the public.


                          JURISDICTION AND VENUE

     5. This action is instituted under Section 16 of the Clayton Act, 15 U.S.C. Section 26, to prevent and restrain violations of Section 7 of the Clayton Act, 15 U.S.C. Section 18. This Court has jurisdiction pursuant to 28 U.S.C. Sections 1331 and 1337. Venue is proper in this District under Section 12 of the Clayton Act, 15 U.S.C. Section 22, and 28 U.S.C. Section 1391, because each of the defendants maintains an office, has agents, transacts business or is found in this District.


                                THE PARTIES

     6. Plaintiff Bell Atlantic Corporation is a Delaware corporation, with its principal place of business in Philadelphia, Pennsylvania. Bell Atlantic was formed in 1983 as the parent company of traditional wireline telephone companies that operate in the mid-Atlantic region. Bell Atlantic's local telephone subsidiaries provide wireline telephone service in New Jersey, Pennsylvania, Delaware, the District of Columbia, Maryland, Virginia and West Virginia. In addition to its traditional phone service, Bell Atlantic provides cellular service through several subsidiaries, including its wholly-owned subsidiary, Bell Atlantic Mobile Systems, Inc.

     7. Plaintiff Bell Atlantic Mobile Systems, Inc. is a Delaware corporation, with its principal place of business in Bedminster, New Jersey. Bell Atlantic Mobile, directly and through affiliates, operates local cellular phone systems in 15 States and the District of Columbia. In addition to the States served by Bell Atlantic's wireline telephone subsidiaries, Bell Atlantic Mobile and its affiliates operate cellular phone systems in New York, Connecticut, Massachusetts, Rhode Island, North Carolina, South Carolina, Arizona, New Mexico and Texas. Bell Atlantic Mobile's cellular service covers such major metropolitan areas as New York, Pittsburgh, Philadelphia, Baltimore, Washington and Wilmington.

     8. Plaintiff NYNEX Corporation is a Delaware corporation, with its principal place of business in New York, New York. NYNEX was formed in 1983 as the parent company of traditional wireline telephone companies that operate in the New York-New England region. NYNEX's local telephone subsidiaries provide wireline telephone service in New York, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine. In addition to its traditional phone service, NYNEX provides cellular service through its wholly-owned subsidiary, NYNEX Mobile Communications Co.

     9. Plaintiff NYNEX Mobile Communications Co. is a Delaware corporation, with its principal place of business in Orangeburg, New York. NYNEX Mobile, directly and through affiliates, operates or owns interests in local cellular phone systems in New York, Connecticut, Massachusetts, Rhode Island, New Hampshire and Maine. NYNEX Mobile is a partner of Bell Atlantic Mobile in providing cellular service in the New York metropolitan area. Other major metropolitan areas served by NYNEX Mobile include Boston, Hartford, Albany and Providence.

     10. Defendant AT&T Corp. is a New York corporation, with its principal place of business in New York, New York. AT&T is the largest telecommunications company in the U.S., with 1993 revenues of over $67 billion. AT&T dominates two essential inputs to cellular phone service: the development, manufacture, supply and maintenance of cellular network equipment and the supply of long distance service to local cellular systems and cellular customers. In the United States, AT&T currently provides approximately 65 percent of all long distance service, over 80 percent of cellular long distance service and about 40 percent of cellular network equipment.

     11. Defendant McCaw Cellular Communications, Inc. is a Delaware corporation, with its principal place of business in Kirkland, Washington. McCaw is the largest provider of cellular phone service in the United States. McCaw and its affiliates operate cellular phone systems in 25 states and 121 metropolitan and rural markets, covering about 25 percent of the U.S. population. McCaw is also an important supplier, both directly and as a reseller, of long distance cellular service to many of those markets, including the New York metropolitan area. McCaw provides cellular phone service in competition with NYNEX Mobile and Bell Atlantic Mobile in the New York metropolitan area. Other major metropolitan areas served by McCaw include Pittsburgh, Dallas, Houston, Los Angeles, Miami, Portland, St. Louis, San Francisco and Seattle. The overlap of McCaw's cellular service with cellular service provided by NYNEX Mobile and Bell Atlantic Mobile in the greater New York metropolitan market is shown on the map on the following page:

             [Map of New York Metropolitan Area depicting the
                NYNEX Mobile-Bell Atlantic Mobile vs. McCaw
                              Market Overlap]


                            TRADE AND COMMERCE

     12. There are three separate product or service markets that are relevant to this action.

          a. the market for local cellular phone service, which enables customers with mobile cellular phones, typically car phones or portable phones, to place and receive telephone calls within a local calling area;

          b. the market for cellular network equipment, which carries calls from cellular phones to their intended destinations; and

          c.   the market for long distance cellular service (or
     "interexchange" cellular service), which allows cellular phone customers to place calls to locations outside their local calling area.

Although each of these product or service markets has its own technical and economic characteristics, there are closely interrelated in the overall supply of cellular phone service to the public.

Local Cellular Phone Service

     13. Local cellular calls are carried through the air by radio transmissions, rather than over the traditional wireline telephone network. However, local cellular phone systems are connected with traditional wireline telephone networks so that cellular users can make and receive long distance calls and calls to and from traditional wireline telephones.

     14. Suppliers of local cellular phone service operate on either of two bands of FCC-licensed radio frequencies, referred to as the "A-side" and the "B-side." The FCC has awarded one A-side and one B-side license in each of 306 metropolitan areas and 428 rural areas. Because of the FCC's licensing policy, there are only two cellular phone networks operated in each licensed area. This means that McCaw has only one network competitor in the local service areas where McCaw or its affiliates operate.
In the New York metropolitan area shown in the map in paragraph 11, McCaw's only network-based competitor for over 15 million people is the NYNEX Mobile-Bell Atlantic Mobile system.

     15. Demand for local cellular phone service is growing rapidly. NYNEX Mobile's subscriber base has been increasing by approximately 60 percent per year, while Bell Atlantic Mobile's subscriber base has been increasing by approximately 55 percent per year. According to McCaw's 1993 Annual Report, its larger subscriber base grew 46 percent in 1993.

Cellular Network Equipment

     16. Cellular network equipment has two main components: cell sites and mobile telephone switching offices. A cell site is composed of radios and associated equipment that provides radio connections to customers' cellular telephones. Each cell site handles the cellular calls made or received within a geographic area that is commonly called a "cell." Providers of local cellular phone service divide the area they serve into a number of different cells, each with its own cell site.

     17. Each cell site is connected by a wire or radio link to a specialized computer, called a mobile telephone switching office (a "switch"). The switch controls the "handoff" of calls from one cell site to another as the customer using a mobile phone moves between cells during a call. The switch also routes calls between the appropriate cell site and the wireline telephone network. A single switch hands scores of individual cell sites. The NYNEX Mobile-Bell Atlantic Mobile New York metropolitan system currently is divided into over 300 cells and uses three switches. This is illustrated on the map on the following page:

               [Map of New York Metropolitan Area depicting
        NYNEX Mobile-Bell Atlantic Mobile Partnership Markets, and
             the AT&T Cell Sites (310) and AT&T Switches (3)
                           within those markets]

     18. Currently, the principal method of expanding the capacity of a cellular system is to add new cell sites. This allows a cellular provider to use its radio frequencies more efficiently. As demand increases, a cellular provider must also install additional switches.

     19. AT&T is the largest manufacturer of telecommunications equipment in the U.S. It is also the largest manufacturer of cellular network equipment, with approximately 40 percent of that market. The market for cellular network equipment is national in scope, is highly concentrated, and has high barriers to entry. The top four manufacturers -- AT&T, Motorola, Ericsson, and Northern Telecom -- account for well over 90 percent of the cellular network equipment market.

     20. AT&T is the principal supplier of cellular network equipment to NYNEX Mobile and Bell Atlantic Mobile. AT&T supplies all of their cellular network equipment in the New York metropolitan area, where they are in direct competition with McCaw. By the end of this year, NYNEX Mobile, Bell Atlantic Mobile and their partners will have deployed over 1000 AT&T cell sites and 16 AT&T switches at a cost of approximately $1 billion. The investment in AT&T equipment for the New York metropolitan system alone is approximately $275 million. This investment is growing rapidly to keep pace with the growth of subscribers. In 1994 alone, NYNEX Mobile and Bell Atlantic Mobile will invest over $200 million in AT&T equipment. This includes over $65 million of added AT&T equipment for the New York system, including 2 new switches and 60 new cell sites.

     21. AT&T has purposefully designed its cellular network equipment in the U.S. so that it is not compatible with equipment made by other manufacturers. For example:

          a. AT&T has designed its U.S. cellular switches so that they cannot be used with cell sites from other manufacturers. The equipment interfaces between AT&T switches and AT&T cell sites are "proprietary," not "open." In order to expand capacity, therefore, a local cellular provider with AT&T switches must obtain additional cell sites from AT&T. By contrast, the switches that AT&T sells in the European market can be used with cell sites from different manufacturers -- i.e., there is an open interface between the switch and the cell site. AT&T has opposed the adoption of a U.S. equipment standard that would permit its U.S. switches to connect to cell sites of different manufacturers.

          b. AT&T has also designed its switches to function more efficiently with other AT&T switches than with switches of other manufacturers. if a cellular provider does not use exclusively AT&T switches for contiguous markets, customers' calls across the market boundary are handled less efficiently and less effectively -- with many more calls improperly dropped -- and customers cannot use their cellular service in the same way and with the same specialized calling features as they move from place to place. For these reasons, NYNEX Mobile uses only AT&T switches in the contiguous Northeast systems it operates from New York to New Hampshire, and Bell Atlantic Mobile has deployed only AT&T switches in its mid-Atlantic markets from greater New York to Virginia.

          c. Finally, AT&T has designed is cellular network equipment so that only AT&T can write additional or upgraded software that functions with existing AT&T hardware and software. Software upgrades typically are required for a cellular carrier to offer new services and features, make efficiency-enhancing improvements in its cellular network and correct network problems. Because only AT&T can provide this software, AT&T controls the introduction of new features, services and network improvements by NYNEX Mobile and Bell Atlantic Mobile.

     22. AT&T's equipment customers are also critically dependent on AT&T for ongoing engineering support, maintenance and repair of their equipment. Only AT&T can install an AT&T switch, perform critical testing of AT&T equipment, and perform other types of support needed to maintain, expand and improve the quality of a cellular network that uses AT&T equipment.

     23. Because of these design, interface, supply and support constraints, AT&T has effectively "locked-in" NYNEX Mobile and Bell Atlantic Mobile to AT&T's equipment. If NYNEX Mobile or Bell Atlantic Mobile were to replace an AT&T switch with another manufacturer's switch, they would be required to replace all of the cell sites connected to that switch. Similarly, because of the reduced quality of service resulting from the connection of different manufacturers' switches, if NYNEX Mobile or Bell Atlantic Mobile were to replace one or more AT&T switches with another manufacturer's switches, they would be compelled to change out additional switches and cell sites to avoid loss in the quality of service.

     24. Undertaking such a massive change out of AT&T as NYNEX Mobile's or Bell Atlantic Mobile's equipment supplier is neither financially nor commercially feasible. It would cost Bell Atlantic Mobile over $750 million to change out its AT&T equipment, including the New York market where Bell Atlantic Mobile and NYNEX Mobile are partners. It would cost NYNEX Mobile approximately $200 million more to change out its AT&T equipment excluding the New York market. These amounts are continually increasing because of the rapid growth in cellular systems. Such a change out of the AT&T equipment would also result in severe service degradation that would have a substantial adverse impact on NYNEX Mobile's and Bell Atlantic Mobile's customer base.

     25. AT&T's position as cellular equipment supplier to NYNEX Mobile and Bell Atlantic Mobile also gives AT&T access to large amounts of their confidential operating and customer information. For example, in maintaining the software for switches, AT&T personnel have access to NYNEX Mobile's and Bell Atlantic Mobile's highly-sensitive customer usage data, operating statistics, and information about locations where they are experiencing network problems. AT&T also obtains advance information about planned service expansions, service innovations, and marketing and sales plans long before such information is announced publicly.

Long Distance Cellular Service

     26. In addition to the ability to place and receive local calls, cellular phone customers demand the ability to place calls to, and receive calls from, locations beyond the local calling area. There are both national and regional markets for such long distance cellular service. Some firms -- such as AT&T, MCI and Sprint -- provide long distance cellular service nationally, while others have limited their services to particular regions of the country and to service between particular cities where there is a high volume of calls.

     27. In both the national and regional markets, there are two types of providers of long distance service to cellular customers (i) facilities-based carriers -- i.e., firms that sell long distance service over their own facilities to individual cellular phone users and others, and (ii) resellers -- i.e., firms that buy long distance service in bulk at a low "wholesale" rate from facilities-based carriers and then resell the service to cellular customers at a "retail" rate in competition with facilities-based carriers. Some long distance providers (such as AT&T) are only facilities-based carriers; some are only resellers; and some (such as McCaw) are both.

     28. All of the long distance cellular markets are highly concentrated and have high barriers to entry. This is true whether long distance cellular markets are examined nationally or regionally. From the perspective of facilities-based providers of long distance service, AT&T provides over 80 percent of the long distance cellular service sold to resellers and individual cellular phone users.

     29. McCaw is an important competitor of AT&T in both the national and certain regional markets for long distance cellular service as both a reseller and a facilities-based carrier:

          a. As the country's largest supplier of cellular service, with approximately 3 million customers nationwide, McCaw is able to buy long distance service at very attractive bulk rates, which it then resells to its cellular customers at retail rates in competition with AT&T.

          b. McCaw also uses its own facilities (i.e., switches, microwave links, etc.) to compete with AT&T as a carrier of long distance cellular service. Prior to the announcement of McCaw's agreement to merge with AT&T, McCaw had begun an aggressive build out of its facilities-based long distance network.

          c. From the perspective of ultimate purchasers of long distance cellular service (individual phone users), McCaw is the country's second largest provider of long distance cellular service, accounting for approximately 20 percent of long distance cellular service nationally. Moreover, in certain regional markets such as the New York metropolitan area, McCaw provides in excess of 50 percent of long distance cellular service. McCaw's presence as a reseller and facilities-based carrier in the long distance cellular service market exerts substantial competitive pressure on AT&T.

     30. In contrast to McCaw, plaintiffs are barred by a 1982 decree from providing long distance service to their customers. Consequently, NYNEX Mobile and Bell Atlantic Mobile cannot pursue McCaw's practice of constructing its own long distance facilities or buying long distance services at bulk rates and offering them to its customers at retail rates. Instead, NYNEX Mobile and Bell Atlantic Mobile are dependent on AT&T and other long distance carriers to provide their cellular customers with long distance service at rates that will let them compete with McCaw and others.


                        THE PROPOSED MERGER AND ITS
                     PROBABLE ANTICOMPETITIVE EFFECTS

     31. AT&T has announced its intention to consummate its proposed merger with McCaw by September 30, 1994. AT&T reportedly will acquire all of McCaw's stock in exchange for $12.6 billion in AT&T stock. In addition, AT&T will assume $4.9 billion of McCaw debt, bringing AT&T's cost for the transaction to $17.5 billion. AT&T has further announced that it will finance McCaw's purchase of the remaining shares of LIN Broadcasting, a cellular affiliate of which McCaw presently owns 52 percent and which provides cellular service to the New York metropolitan area. The LIN transaction will be consummated in early 1995 at a cost of approximately $3 billion to AT&T, bringing AT&T's total acquisition costs to over $20 billion.

     32. AT&T, as the surviving entity, will be the country's largest provider of local cellular phone service, its largest manufacturer of cellular network equipment, and its largest supplier of long distance cellular service. As a result of this far-reaching horizontal and vertical combination, AT&T will occupy the unique position of being the only fully integrated company in the U.S. cellular industry. In the current regulatory and economic environment, no other company is in a position to match the degree of integration and the immense size of the merged AT&T-McCaw.

     33. AT&T has announced post-merger plans to begin reselling local cellular phone service, in combination with its cellular long distance service, in markets where McCaw does not currently operate. As a result, the combined AT&T-McCaw will likely become a competitor of NYNEX Mobile and Bell Atlantic Mobile in many additional local cellular phone service markets.

     34. If the merger is allowed to proceed, AT&T will have the clear market power and an enhanced economic incentive substantially to lessen competition in each of the relevant markets. In particular, by combining McCaw's commanding position in local cellular service with AT&T's dominance over the cellular equipment and long distance markets, and by eliminating McCaw as a competitor in the long distance cellular markets, AT&T will be able to cause substantial harm to competition, to plaintiffs and to cellular consumers in at least two respects.

Anticompetitive Effects From AT&T's Control Over Cellular Network
Equipment

     35. As previously alleged, AT&T currently enjoys substantial power over NYNEX Mobile and Bell Atlantic Mobile because they are "locked-in" to AT&T for the cellular network equipment and related service that they need in today's rapidly expanding cellular phone service markets. Because of AT&T's power, it has the ability to raise NYNEX Mobile's and Bell Atlantic Mobile's equipment costs, constrict the flow of equipment needed to expand capacity, and limit or delay the supply of new features -- all of which are critical to their ability to serve existing and new cellular customers.

     36. Before the proposed merger, AT&T had no reason to cause injury to NYNEX Mobile or Bell Atlantic Mobile, which were customers of AT&T but not its competitors. After the merger, however, AT&T will have a powerful incentive to harm NYNEX Mobile and Bell Atlantic Mobile both in markets where they currently compete with McCaw (such as the greater New York metropolitan area) and in new markets where AT&T enters into alliances and resale agreements with other cellular carriers that compete with NYNEX Mobile or Bell Atlantic Mobile.

     37.  Because of its power over NYNEX Mobile and Bell
Atlantic Mobile with respect to cellular network equipment, AT&T will be able to harm consumers, NYNEX Mobile and Bell Atlantic
Mobile in several important respects:

          a. AT&T will have both the ability and incentive to harm NYNEX Mobile and Bell Atlantic Mobile by delaying the supply of the new equipment, software upgrades and on-going support and maintenance services needed to keep their networks in efficient and competitive operation. AT&T can do this by delaying the development, engineering and delivery of new equipment and modifications that are crucial to success in the fast-growing cellular industry. Such discrimination need not be overt, since AT&T can determine the time and effort allocated to re-engineer a customer's cellular network, prioritize its engineering projects and decide on the number and quality of personnel assigned. because local cellular systems are expanding at a rate of more than 50 percent per year, and NYNEX Mobile and Bell Atlantic Mobile are currently adding 4000 new subscribers each business day, NYNEX Mobile and Bell Atlantic Mobile are installing, on average, more than one new cell site each business day and have plans to add three new AT&T cellular switches in the next six months. Thus, even short delays in AT&T's responsiveness to NYNEX Mobile's and Bell Atlantic Mobile's equipment and software needs will impose on them substantial competitive harm.

          b. AT&T will also have the ability and incentive to charge its non-McCaw cellular network customers higher prices than it charges McCaw for comparable equipment and software. AT&T can purport to "justify" higher prices to NYNEX Mobile and Bell Atlantic Mobile on the ground that they have "different" network equipment requirements than McCaw. Moreover, even if AT&T did not engage in such price discrimination, it would still have the ability and the increased incentive to raise prices of cellular network equipment across the board, because the prices that it charges to its new cellular division would be merely accounting transfers, not real costs to AT&T, whereas the increased costs to Bell Atlantic Mobile and NYNEX Mobile would result in more profits for AT&T.

          c. Finally, the proposed merger will give AT&T the incentive to abuse the comprehensive competitive information that it acquires as the major equipment supplier to NYNEX Mobile and Bell Atlantic Mobile. Even if there were an airtight barrier preventing AT&T from sharing this information with McCaw, AT&T's own personnel -- including those with detailed knowledge of NYNEX Mobile's and Bell Atlantic Mobile's strategic business plans -- will be making decisions affecting McCaw's ability to compete with NYNEX Mobile and Bell Atlantic Mobile. AT&T's personnel will have a powerful motive to favor McCaw's interests in such matters as the allocation of development resources, the assignment of personnel, the introduction of new features and service enhancements, and the scheduled delivery of hardware and software.

     38. AT&T will also have a greatly enhanced incentive to use these tactics to discipline NYNEX Mobile and Bell Atlantic Mobile if they compete too vigorously with McCaw. For example, to prevent NYNEX Mobile and Bell Atlantic Mobile from offering a lower price than McCaw, AT&T will have the market power and incentive to increase their costs by refusing to supply or delaying shipments of additional equipment and upgrades, by degrading the quality of AT&T's equipment support services, and by raising equipment prices.

     39. In anticipation of the consummation of its merger with McCaw, AT&T has already begun to engage in anticompetitive acts to the disadvantage of NYNEX Mobile, Bell Atlantic Mobile and consumers. For example, shortly after the announcement of the merger:

          a. AT&T told Bell Atlantic Mobile that AT&T would not enter into, or renew, long-term agreements to lease space on AT&T radio towers that are needed to install and maintain cell sites.

          b. AT&T unilaterally imposed a significant increase in software prices.

          c. AT&T delayed the implementation of software upgrades necessary for the NYNEX Mobile/Bell Atlantic Mobile partnership in New York to lower cellular rates for certain calls within localized calling areas. AT&T did not make the required software changes available until McCaw was in a position to provide comparable service.

          d. AT&T slowed its development of the digital-capable equipment requested by NYNEX Mobile and Bell Atlantic Mobile for the greater New York area. McCaw's equipment provider for the New York system -- Ericsson -- has already developed digital-capable network equipment.

     40. All of these actions by AT&T, as well as others it could employ to disadvantage NYNEX Mobile and Bell Atlantic Mobile in their competition with McCaw, would substantially harm consumers and plaintiffs by increasing prices and degrading the quality of service in the market for local cellular phone service.

Anticompetitive Effects from McCaw's Elimination as a Long
Distance Cellular Service Provider

     41. In recent years there has been no effective price competition among AT&T, MCI and Sprint in the pricing of their long distance cellular services. To the contrary, AT&T, with its dominant market power, functions as a price leader.

     42. The proposed merger will aggravate the already highly concentrated structure of the long distance cellular service market by eliminating McCaw as an important competitor in that market, both as a reseller of long distance service and as an expanding facilities-based carrier. With the elimination of McCaw, the downward pressure that McCaw's presence exerts on prices will also be eliminated, thus making it easier for AT&T to implement price increases for long distance cellular service, adversely impacting competition, consumers in the long distance cellular service market and plaintiffs.

     43. The merger of AT&T, as the largest long distance provider, with McCaw, the largest cellular provider that also provides long distance service, would result in a unique and severe harm to competition that would not occur as a result of other combinations, such as AT&T's acquisition of a local cellular company not currently providing long distance service or the merger of a local cellular company with a non-dominant long distance provider, such as Sprint or MCI.


          DEPARTMENT OF JUSTICE SUIT AND PROPOSED CONSENT DECREE

     44. As required by the Hart-Scott-Rodino Antitrust Improvements Act, 15 U.S.C. Section 18a (1982), AT&T and McCaw provided notification and supplied required information regarding the proposed merger to the Antitrust Division of the Department of Justice in the fall of 1993. During the government review that followed, the Department requested and obtained a substantial number of documents from AT&T and McCaw concerning the anticompetitive effects of the merger.

     45. On July 15, 1994, the United States Department of Justice filed suit in the United States District Court for the District of Columbia charging that "the proposed merger is likely to reduce competition in the United States in the markets for cellular service, cellular infrastructure equipment and interexchange services to cellular customers" in violation of
Section 7 of the Clayton Act.

     46. The present suit by plaintiffs is necessary because the government, rather than pursuing its suit to obtain a preliminary and permanent injunction, entered into a stipulation with AT&T and McCaw agreeing to a proposed consent decree that was filed with the court at the same time as the complaint. Instead of enjoining consummation of the merger or providing other meaningful relief, the proposed consent decree would permit the AT&T-McCaw transaction to go forward with only ineffective relief. AT&T's Vice President of Law and Public Policy stated on the day the proposed consent decree was announced that it "doesn't change the substance of the transaction." (Wall Street Journal, July 18, 1994, at p. A5)


                             VIOLATION ALLEGED

     47. The effect of the proposed merger of AT&T and McCaw may be substantially to lessen competition in interstate trade and commerce in violation of Section 7 of the Clayton Act, U.S.C.
Section 18, in the following ways, among others:

          a. It will decrease competition in local cellular telephone service markets by providing the combined AT&T-McCaw with the ability and incentive to use AT&T's power in the cellular network equipment market to restrict supply, reduce quality, impose higher costs on and otherwise disadvantage NYNEX Mobile and Bell Atlantic Mobile.

          b. It will eliminate competition between AT&T and McCaw in the highly concentrated market for long distance service, thereby increasing the price of long distance cellular service to the customers of NYNEX Mobile and Bell Atlantic Mobile and harming plaintiffs.


                             RELIEF REQUESTED

     WHEREFORE, plaintiffs ask for the following relief:

     A. A prompt hearing to consider the entry of a preliminary injunction.

     B. A preliminary injunction to maintain the status quo by preventing and restraining AT&T and McCaw, and all persons acting on their behalf, from consummating the merger described in paragraph 31 until the Court has ruled on the merits of this complaint.

     C. A judgment that AT&T's proposed acquisition of and merger and consolidation with McCaw violates Section 7 of the Clayton Act.

     D. A permanent injunction enjoining (1) AT&T and McCaw from merging, consolidating or affiliating pursuant to the merger described in paragraph 31 or otherwise, and (2) AT&T from hereafter acquiring any direct or indirect interest in McCaw.

     E. An award to plaintiffs of relief, including their costs and reasonable attorney's fees, as provided in Sections 4 and 16 of the Clayton Act, 15 U.S.C. Sections 15 and 26.

     F. Such other and further relief as the Court deems just and proper.

Dated:    August 8, 1994

                                   DONALD G. KEMPF, JR.
                                   ---------------------------
William R. Jentes, P.C.            Donald G. Kempf, Jr. P.C.
Paul T. Cappuccio                   (DK-7304)
Steven G. Bradbury                 KIRKLAND & ELLIS
Jonathan F. Putnam                 153 East 53rd Street
KIRKLAND & ELLIS                   New York, NY  10022-4675
                                   Tel: (212) 446-4800
Mark L. Evans                      Fax: (212) 446-4900
MILLER & CHEVALIER
                                   Counsel for Plaintiffs Bell
Stephen D. Susman                  Atlantic Corporation, Bell
Kenneth S. Marks                   Atlantic Mobile Systems, Inc.,
SUSMAN GODFREY, L.L.P.             NYNEX Corporation, and NYNEX
                                   Mobile Communications Co.
James R. Young
John Thorne
BELL ATLANTIC CORPORATION

S. Mark Tuller
BELL ATLANTIC MOBILE SYSTEMS, INC.

Raymond F. Burke
John M. Clarke
Gerald E. Murray
NYNEX CORPORATION

Donald C. Rowe
Katherine S. Abrams
NYNEX MOBILE COMMUNICATIONS CO.